Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NETSKOPE, INC.

Netskope, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Netskope, Inc. and that this corporation was originally incorporated pursuant to the Delaware General Corporation Law on October 5, 2012, under the name Skope, Inc.

SECOND: That this Amended and Restated Certificate of Incorporation of this corporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law and has been duly approved by the written consent of the stockholders of this corporation in accordance with Section 228 of the Delaware General Corporation Law.

THIRD: That the Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Netskope, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock that the Corporation shall have authority to issue is 4,600,000,000 shares, par value $0.0001 per share, of which 3,000,000,000 shares are designated as a series of Common Stock denominated as Class A Common Stock (the “Class A Common Stock”), of which 600,000,000 shares are designated as a series of Common Stock denominated as Class B Common Stock (the “Class B Common Stock”) and of which 1,000,000,000 shares are designated as a series of Common Stock denominated as Class C Common Stock (the “Class C Common Stock”). The total number of shares of Preferred Stock authorized to be issued is 300,000,000 shares, par value $0.0001 per share.

Immediately upon the effectiveness of the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Corporation’s Common Stock (including, for the avoidance of doubt, Voting Common Stock and Class A Common Stock) issued and outstanding or held as treasury stock immediately prior to the Effective Time (the “Existing Common Stock”) shall, automatically and without further action by any stockholder, be reclassified as, and shall become, one share of Class B Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of the Existing Common Stock shall from and after the Effective Time be deemed to represent an equal number of shares of Class B Common Stock, without the need for surrender or exchange thereof.

ARTICLE V

The rights, powers, preferences, restrictions and other matters relating to the Common Stock are as follows:

1. Definitions. For purposes of this Amended and Restated Certificate, the following definitions apply:

1.1 “Acquisition” means (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its Parent) immediately after such consolidation, merger or reorganization (provided that, for the purpose of this Article V, Section 1.1, all stock, options, warrants, purchase rights or other securities exercisable for or convertible into Common Stock outstanding immediately prior to such consolidation, merger or reorganization shall be deemed to be outstanding immediately prior to such consolidation, merger or reorganization and, if applicable, converted or exchanged in such consolidation, merger or reorganization on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (B) any transaction or series of related transactions to which the Corporation is a party in which shares of the Corporation are transferred such that in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof.

1.2 “Amended and Restated Certificate” means this Amended and Restated Certificate of Incorporation of the Corporation, as may be further amended and restated from time to time.

1.3 “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

1.4 “Board” means the Board of Directors of the Corporation.

1.5 “Cause” means (i) fraud or embezzlement by Beri in connection with his employment with the Corporation, (ii) a willful act of material dishonesty by Beri in connection with his employment with the Corporation that results in or would reasonably be expected to result in material loss to the Corporation, or (iii) Beri’s conviction of, or plea of guilty to, a felony that results in or would reasonably be expected to result in material loss to the Corporation.

1.6 “Class C Conversion Date” has the meaning set forth in Article V, Section 6.

1.7 “Disability” or “Disabled” means, with respect to Beri, the permanent and total disability of Beri such that Beri is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within 12 months or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner jointly selected by a majority of the Independent Directors and Beri. If Beri is incapable of selecting a licensed medical practitioner, then Beri’s spouse shall make the selection on behalf of Beri, or in the absence or incapacity of Beri’s spouse, Beri’s adult children by majority vote shall make the selection on behalf of Beri, or in the absence of adult children of Beri or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust which was created by Beri and which holds in the aggregate more shares of all classes of capital stock of the Corporation than any other revocable living trust created by Beri shall make the selection on behalf of Beri, or in the absence of any such successor trustee, the legal guardian or conservator of the estate of Beri shall make the selection on behalf of Beri.

1.8 “Effective Date” means the closing date of the initial sale of shares of Class A Common Stock in the Corporation’s initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended.

1.9 “Family Member” means, with respect to a natural person, each of the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such natural person (including adopted persons of any such person).

1.10 “Final Conversion Date” means the earliest of:

(a) the date specified by the holders of two-thirds of the then outstanding shares of Class B Common Stock, voting as a separate series, or in the affirmative written election executed by the holders of two-thirds of the then outstanding shares of Class B Common Stock;

(b) 5:00 p.m. Eastern Time on the date that is ten (10) years after the Effective Date;

(c) the date fixed by the Board that is no less than 61 days and no more than 180 days following the first time after 11:59 p.m. Eastern Time on the Effective Date that both (i) Beri is no longer providing services to the Corporation as an officer, employee or consultant, and (ii) Beri is no longer a director of the Corporation as a result of a voluntary resignation by Beri from the Board or as a result of a request or agreement by Beri not to be renominated as a director of the Corporation at a meeting of stockholders;

(d) the date fixed by the Board that is no less than 61 days and no more than 180 days following the date that Beri’s employment with the Corporation is terminated for Cause; and

(e) the date that is twelve (12) months after the death or Disability of Beri, provided, that such date may be extended but not for a total period of longer than eighteen (18) months from the death or Disability of Beri to a date approved by a majority of the Independent Directors then in office.

1.11 “Founder” means each of Sanjay Beri (“Beri”) and Krishna Narayanaswamy.

1.12 “Independent Directors” means the members of the Board designated as independent directors in accordance with the Listing Standards.

1.13 “IPO Closing Time” means the time of the closing of the initial sale of shares of Class A Common Stock in the Corporation’s initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended.

1.14 “Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Acquisition or Asset Transfer.

1.15 “Listing Standards” means (i) the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the New York Stock Exchange generally applicable to companies with equity securities listed thereon.

1.16 “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

1.17 “Permitted Entity” means, with respect to any Qualified Stockholder, any trust, account, plan, corporation, partnership, limited liability company or charitable organization, foundation or similar entity specified in Article V, Section 1.18(b) with respect to such Qualified Stockholder, so long as such Permitted Entity meets the requirements of the exception set forth in Article V, Section 1.18 applicable to such Permitted Entity.

1.18 “Permitted Transfer” means

(a) with respect to either Founder, a Transfer from (i)(A) such Founder, (B) such Founder’s Permitted Entities or (C) such Founder’s Permitted Transferees, to (ii)(A) such Founder’s estate as a result of such Founder’s death, (B) either Founder, (C) either Founder’s Permitted Entities or (D) either Founder’s Permitted Transferees; and

(b) any Transfer of a share of Class B Common Stock by a Qualified Stockholder to any of such Qualified Stockholder’s Permitted Entities listed below or any Permitted Transferees and from any of the Permitted Entities listed below or any Permitted Transferees to such Qualified Stockholder or to such Qualified Stockholder’s other Permitted Entities or Permitted Transferees:

(i) a bona fide trust primarily for the benefit of such Qualified Stockholder, such Qualified Stockholder’s Family Member and/or a charitable organization, foundation or similar entity in each case so long as a Qualified Stockholder (A) has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; or (B) shares dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust only with persons constituting the Qualified Designees of such Qualified

Stockholder; provided that in the event a Qualified Stockholder no longer has sole or shared dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust as set forth in either of clause (A) or clause (B) of this Article V, Section 1.18(b)(i), each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(ii) a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code of 1986, as amended, (the “Code”) or a reversionary interest in each case so long as a Qualified Stockholder (A) has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; or (B) shares dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust only with persons constituting the Qualified Designees of such Qualified Stockholder; provided that in the event a Qualified Stockholder no longer has sole or shared dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust as set forth in either of clause (A) or clause (B) of this Article V, Section 1.18(b)(ii), each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iii) an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided in each case that such Qualified Stockholder (A) has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust; or (B) shares dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust only with persons constituting the Qualified Designees of such Qualified Stockholder; provided, further, that in the event the Qualified Stockholder no longer has sole or shared dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust as set forth in either of clause (A) or clause (B) of this Article V, Section 1.18(b)(iii), each such share of Class B Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iv) a corporation in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Qualified Stockholder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each such share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(v) a partnership in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Qualified Stockholder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each such share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(vi) a limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Qualified Stockholder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each such share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(vii) any charitable organization, foundation or similar entity established by such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, so long as a Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity; provided such Transfer to such entity does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to such Qualified Stockholder; provided, further, that in the event a Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity, each share of Class B Common Stock then held by such entity shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

For the avoidance of doubt, to the extent any shares are deemed to be held by a trustee of a trust described in (i), (ii) or (iii) above, the Transfer shall be a Permitted Transfer and the trustee shall be deemed a Permitted Entity so long as the other requirements of (i), (ii) or (iii) above, as the case may be, are otherwise satisfied.

In the case of any Founder and solely for purposes of Article V, Section 1.18(b)(i) – (iii), a Founder shall be deemed to have sole dispositive power with respect to the shares of Class B Common Stock if such Founder has the power to terminate, remove or replace any person or entity having dispositive power over the applicable shares of Class B Common Stock.

1.19 “Permitted Transferee” means a transferee of shares of Class B Common Stock, or rights or interests therein, received in a Transfer that constitutes a Permitted Transfer.

1.20 “Qualified Designee” means (a) a Family Member of any Qualified Stockholder who is a natural person; or (b) a professional that provides trustee services, including, without limitation, attorneys, private professional fiduciaries, trust companies and bank trust departments.

1.21 “Qualified Stockholder” means (i) the Founders; (ii) any registered holder of a share of Class B Common Stock as of 11:59 p.m. Eastern Time on the Effective Date; (iii) any Permitted Transferee;

and (iv) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation (including, without limitation, upon exercise of options or warrants).

1.22 “Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to the transfer of, Voting Control (as defined below) over such share by proxy or otherwise, in each case after 11:59 p.m. Eastern Time on the Effective Date. A “Transfer” will also be deemed to have occurred with respect to all shares of Class B Common Stock beneficially held by an entity that is a Qualified Stockholder, if after 11:59 p.m. Eastern Time on the Effective Date there is a Transfer of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, such that the previous holders of such voting power no longer retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity. Notwithstanding the foregoing, the following will not be considered a “Transfer”:

(a) granting a proxy to, or entering into a voting arrangement with, Beri for Beri to exercise Voting Control of shares of Class B Common Stock, and the exercise of any such proxy by Beri;

(b) granting a revocable proxy to officers or directors of the Corporation (or the exercise of such proxy by such officers or directors) at the request of the Board in connection with (i) actions to be taken at an annual or special meeting of stockholders, or (ii) any other action of the stockholders permitted by this Amended and Restated Certificate;

(c) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than (if applicable) the mutual promise to vote shares in a designated manner;

(d) pledging shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee will constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;

(e) granting a proxy by Beri, Beri’s Permitted Entities or Beri’s Permitted Transferees to a person designated by Beri and approved by a majority of the Independent Directors then in office, to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by Beri, Beri’s Permitted Entities or Beri’s Permitted Transferees, or over which Beri has Voting Control pursuant to proxy or voting agreements then in place, effective either (i) on the death of Beri or (ii) during any Disability of Beri, including the exercise of such proxy by such person;

(f) the fact that the spouse of any Qualified Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” that is not a “Permitted Transfer”;

(g) entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

(h) entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or other proposal or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock or voting such shares in connection with a Liquidation Event or such other proposal, the consummation of a Liquidation Event or such other proposal or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with a Liquidation Event or such other proposal), provided that such Liquidation Event or such other proposal was approved by a majority of the Independent Directors then in office; or

(i) any issuance or reissuance by the Corporation of a share of Class B Common Stock or any redemption, purchase or acquisition by the Corporation of a share of Class B Common Stock.

1.23 “Voting Control” means, with respect to a share of capital stock or other security, the power (whether exclusive or shared) to vote or direct the voting of such security, including by proxy, voting agreement or otherwise; provided that, in the case of any Founder and solely for purposes of Article V, Section 1.18(b)(i) – (iii), such Founder shall be deemed to have exclusive Voting Control with respect to the shares of Class B Common Stock if such Founder has the power to terminate, remove or replace any person or entity having Voting Control over the applicable shares of Class B Common Stock.

1.24 “Whole Board” means the total number of authorized directors whether or not there exist any vacancies or unfilled seats in previously authorized directorships.

2. Identical Rights. Except as otherwise provided in this Amended and Restated Certificate or required by applicable law, shares of Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and any liquidation, dissolution or winding up of the Corporation but excluding voting and other matters as described in Article V, Section 3 below), share ratably and be identical in all respects as to all matters, including:

2.1 Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of any such series is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of such applicable series of Common Stock treated adversely, voting separately as a series.

2.2 The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock or Class C Common Stock if, and only if, a dividend payable in shares of Class B Common Stock and Class C Common Stock, as applicable, or rights to acquire shares of Class B Common Stock or Class C Common Stock, as applicable, are declared and paid to the holders of Class B Common Stock and Class C Common Stock at the same rate and with the same record date and payment date; (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock or Class C Common Stock if, and only if, a dividend payable in shares of Class A Common Stock and Class C Common Stock, as applicable, or rights to acquire shares of Class A Common Stock or Class C Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock and Class C Common Stock at the same rate and with the same record date and payment date; and (iii) dividends or other distributions payable in shares of Class C Common Stock or rights to acquire shares of Class C Common Stock may be declared and paid to the holders of Class C Common Stock without the same dividend or distribution being declared and paid to the holders of Class A Common Stock or Class B Common Stock if, and only if, a dividend payable in shares of Class A Common Stock and Class B Common Stock, as applicable, or rights to acquire shares of Class A Common Stock or Class B Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock and Class B Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Corporation from declaring and paying dividends or other distributions payable in shares of one series of Common Stock or rights to acquire one series of Common Stock to holders of the other series of Common Stock, or, with the approval of holders of a majority of the outstanding shares of each of the Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a series, from providing for different treatment of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock.

2.3 If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of each of the Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a series.

3. Voting Rights.

3.1 Common Stock.

(a) Class A Common Stock. Each holder of shares of Class A Common Stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

(b) Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to twenty votes for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

(c) Class C Common Stock. Except as required by law, the Class C Common Stock will have no voting rights and no holder thereof shall be entitled to vote on any matter.

3.2 General. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will vote together and not as separate series.

3.3 Authorized Shares. The number of authorized shares of Common Stock or, for the avoidance of doubt, any series thereof may be increased or decreased (but not below (i) the number of shares of Common Stock or, in the case of a series of Common Stock, such series, then outstanding plus (ii) with respect to Class A Common Stock, the number of shares reserved for issuance pursuant to Article V, Section 9) by the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law; provided, for the avoidance of doubt, that the foregoing shall not limit the application of Section 242(d)(2) of the Delaware General Corporation Law or any successor provision to the Corporation; and provided further that the number of authorized shares of Class B Common Stock shall not be increased or decreased without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate series.

3.4 Election of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, (i) prior to the Final Conversion Date, the holders of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation, (ii) from and after the Final Conversion Date, until the Class C Conversion Date, if any, the holders of the Class A Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation and (iii) from and after the Class C Conversion Date, if any, the holders of Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation.

4. Liquidation Event Rights. In the event of a Liquidation Event in connection with which the Board has determined to effect a distribution of assets of the Corporation to any holder or holders of Common Stock, then, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Corporation legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock, unless different treatment of the shares of each such series is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a series; provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock in connection with any Liquidation Event pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be a “distribution to stockholders” for the purpose of this Article V, Section 4; provided, further, however, that holders of shares of such series may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such Liquidation Event if the only difference in the per share consideration to the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have twenty (20) times the voting power of any securities distributed to the holder of a share of Class A Common Stock and that any securities distributed to the holder of a share of Class C Common Stock have no voting rights or power, to the fullest extent permitted by law.

5. Conversion of the Class B Common Stock. The Class B Common Stock will be convertible into Class A Common Stock as follows:

5.1 Each share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date. After the Final Conversion Date, the reissuance of all shares of Class B Common Stock shall be prohibited, and any shares of Class B Common Stock issued immediately prior to the Final Conversion Date shall be retired and cancelled in accordance with Section 243 of the Delaware General Corporation Law and the filing with the Secretary of State of the State of Delaware required thereby.

5.2 With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class A Common Stock, as follows:

(a) on the affirmative written election of such holder to convert such share of Class B Common Stock or, if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder);

(b) on the occurrence of a Transfer of such share of Class B Common Stock to any person or entity that is not a Permitted Transferee;

(c) with respect to Class B Common Stock held of record by a holder who is a natural person (other than a Founder), or a Permitted Transferee or Permitted Entity of such natural person (other than a Founder), upon the death of such natural person (for the avoidance of doubt, shares of Class B Common Stock held by any Qualified Stockholder that would have constituted a Permitted Transferee or Permitted Entity of a natural person had such Qualified Stockholder acquired such shares from such natural person following 11:59 p.m. Eastern Time on the Effective Date will be subject to automatic conversion as though such Qualified Stockholder constituted a Permitted Transferee or Permitted Entity of such natural person upon their death);

(d) with respect to the shares of Class B Common Stock held of record by a Founder (other than Beri), such Founder’s Permitted Entities, or such Founder’s Permitted Transferees, each share of Class B Common Stock held of record by such Founder, such Founder’s Permitted Entities or such Founder’s Permitted Transferees shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon that date that is twelve (12) months after the date of death of such Founder or such later date not to exceed a total period of eighteen (18) months after the date of death of such Founder as may be approved by a majority of the Independent Directors then in office, during which period Voting Control over such Founder’s shares of Class B Common Stock (including shares of Class B Common Stock held of record by such Founder’s Permitted Entities and Permitted Transferees) shall be exercised in accordance with any proxy or voting agreement entered into in accordance with Article V, Section 1.22(a) of this Amended and Restated Certificate or, if no such proxy or voting agreement is in place at the time of such death, a person (including a person serving as trustee) previously designated by such Founder and approved by the Board may exercise Voting Control over such Founder’s shares of Class B Common Stock (including shares of Class B Common Stock held of record by such Founder’s Permitted Entities and Permitted Transferees); provided, however, that such shares shall not so convert pursuant to the foregoing provisions of this Article V, Section 5.2(d) if and for so long as a proxy or voting agreement with respect to such shares has been entered into and remains effective in accordance with Article V, Section 1.22(a); provided, further, however, that, for the avoidance of doubt, such shares will each automatically convert into one fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date in accordance with Article V, Section 5.1 notwithstanding whether such shares are subject to any such proxy or voting agreement at such time; or

(e) with respect to the shares of Class B Common Stock held of record by Beri, such Founder’s Permitted Entities, or such Founder’s Permitted Transferees, each share of Class B Common Stock held of record by Beri, such Founder’s Permitted Entities or such Founder’s Permitted Transferees shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon that date that is twelve (12) months after the date of death or Disability of Beri or such later date not to exceed a total period of eighteen (18) months after the date of death or Disability of Beri as may be approved by a majority of the Independent Directors then in office, during which period Voting Control over Beri’s shares of Class B Common Stock (including shares of Class B Common Stock held of record by such Founder’s Permitted Entities and Permitted Transferees) shall be exercised in accordance with any proxy or voting agreement entered into in accordance with Article V, Section 1.22(e) of this Amended and Restated Certificate or, if no such proxy or voting agreement is in place at the time of such death, a person (including a person serving as trustee) previously designated by Beri and approved by the Board may exercise Voting Control over Beri’s shares of Class B Common Stock (including shares of Class B Common Stock held of record by such Founder’s Permitted Entities and Permitted Transferees).

6. Conversion of the Class C Common Stock. Following the conversion or other exchange of all outstanding shares of Class B Common Stock into or for shares of Class A Common Stock, on the date or time (including a time determined by the happening of a future event) specified by the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate series (the “Class C Conversion Date”), each outstanding share of Class C Common Stock shall automatically, without further action by the Corporation or the holders thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock.

7. Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock, the conversion of the Class C Common Stock into Class A Common Stock and the general administration of this stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Corporation as to whether or not a Transfer has occurred and results in a conversion to Class A Common Stock shall be conclusive and binding.

8. Immediate Effect. In the event of and upon a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to Article V, Section 5 or Class C Common Stock to Class A Common Stock pursuant to Article V, Section 6, as applicable, such conversion shall be deemed to have been made (i) at the time that the Transfer of shares or death, as applicable, occurred or as otherwise provided in Article V, Sections 5.2(d) and 5.2(e), (ii) immediately upon the Final Conversion Date or (iii) in the case of a conversion pursuant to Article V, Section 5.2(a), the applicable time or event otherwise described therein, subject in all cases to any transition periods specifically provided for in this Amended and Restated Certificate. Upon any conversion of Class B Common Stock or Class C Common Stock to Class A Common Stock in accordance with this Amended and Restated Certificate, all rights of the holder of shares of Class B Common Stock or Class C Common Stock shall cease and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

9. Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock and Class C Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and Class C Common Stock, as applicable; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock and Class C Common Stock, as applicable, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as will be sufficient for such purpose.

10. Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

11. Class B Protective Provisions. After 11:59 p.m. Eastern Time on the Effective Date, and prior to the Final Conversion Date, the Corporation shall not, without the prior affirmative vote (either at a meeting or by written election) of the holders of two-thirds of the outstanding shares of Class B Common Stock, voting as a separate series, in addition to any other vote required by applicable law or this Amended and Restated Certificate:

11.1 directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of this Amended and Restated Certificate inconsistent with, or otherwise alter, any provision of this Amended and Restated Certificate relating to the voting, conversion or other rights, powers, preferences or restrictions of the Class B Common Stock;

11.2 reclassify any outstanding shares of Class A Common Stock or Class C Common Stock into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or, in the case of Class A Common Stock, the right to have more than one (1) vote for each share thereof and, in the case of Class C Common Stock, the right to have any vote for any share thereof, except as required by law; or

11.3 authorize, or issue any shares of, any class or series of capital stock of the Corporation other than Class B Common Stock having the right to more than one (1) vote for each share thereof.

12. No Further Issuances. Except for the issuance of Class B Common Stock pursuant to equity awards outstanding immediately prior to the Effective Date, a dividend payable in accordance with Article V, Section 2.2 or a subdivision of shares effectuated in accordance with Article V, Section 2.3, the Corporation shall not at any time after 11:59 p.m. Eastern Time on the Effective Date issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Class B Common Stock. After the Final Conversion Date, the Corporation shall not issue any additional shares of Class B Common Stock.

ARTICLE VI

1. Rights of Preferred Stock. The Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The Board is further authorized to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of any series of Preferred Stock, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate or the resolution of the Board originally fixing the number of shares of such series of Preferred Stock.

2. Vote to Amend Terms of Preferred Stock. Except as otherwise required by law or provided in this Amended and Restated Certificate, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any Preferred Stock Designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation filed with respect to any series of Preferred Stock).

3. Vote to Increase or Decrease Authorized Shares. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE VII

1. Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors that constitutes the Whole Board shall be fixed solely by resolution of the Board acting pursuant to a resolution adopted by a majority of the Whole Board. At each annual meeting of stockholders, directors of the Corporation whose terms are expiring at such meeting shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier death, resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law.

2. Board Structure. From and after the IPO Closing Time, the directors of the Corporation (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board. At the first annual meeting of stockholders following the IPO Closing Time, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the IPO Closing Time, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the IPO Closing Time, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

3. Removal; Vacancies. Any director may be removed from office by the stockholders of the Corporation as provided in Section 141(k) of the Delaware General Corporation Law. Subject to the rights of the holders of any series of Preferred Stock to elect directors and fill vacancies under specified circumstances, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, and not by stockholders. A person so elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

ARTICLE VIII

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1. Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred by statute or by this Amended and Restated Certificate or the Bylaws of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. Written Ballot. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

3. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation. The Bylaws of the Corporation may also be adopted, amended, altered or repealed by the stockholders of the Corporation; notwithstanding the foregoing or any other provision of this Amended and Restated Certificate, the Bylaws of the Corporation may not be adopted, amended, altered or repealed by the stockholders except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws.

4. Special Meetings. Subject to the terms of any series of Preferred Stock, special meetings of the stockholders may be called only by (i) the Board acting pursuant to a resolution adopted by a majority of the Whole Board; (ii) the chairperson of the Board; (iii) the chief executive officer of the Corporation; or (iv) the president of the Corporation, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied.

5. No Stockholder Action by Written Consent. Except for the rights of the holders of the Class B Common Stock to vote separately as a series as specifically set forth in this Amended and Restated Certificate and the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

6. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

7. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE IX

To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

No amendment, repeal, or elimination of this Article IX, or adoption of any provision of this Amended and Restated Certificate inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal, or elimination or adoption of such an inconsistent provision.

ARTICLE X

If any provision of this Amended and Restated Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amended and Restated Certificate, and the court will replace such illegal, void or unenforceable provision of this Amended and Restated Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amended and Restated Certificate shall be enforceable in accordance with its terms.

Except as provided in Article V and Article IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate or any provision of law that might otherwise permit a lesser vote and in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate, the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of ARTICLE V, Section 1 of ARTICLE VI, ARTICLE VII, ARTICLE VIII, or this ARTICLE X of this Amended and Restated Certificate.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been duly executed by a duly authorized officer of this corporation on this [___] day of September, 2025.

/s/
Sanjay Beri
Chief Executive Officer

Signature Page to Amended and Restated Certificate of

Incorporation of NETSKOPE, INC.